Exhibit 99.1

WEYCO REPORTS THIRD QUARTER 2025 SALES AND EARNINGS;

DECLARES SPECIAL CASH DIVIDEND OF $2.00 PER SHARE

Milwaukee, Wisconsin---November 4, 2025---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended September 30, 2025.

Third Quarter 2025 Overview

●	Net sales: $73.1 million (down 2% from $74.3 million in Q3 2024)
●	Gross earnings: 40.7% of net sales (compared to 44.3% of net sales in Q3 2024)
●	Earnings from operations: $8.1 million (down 21% compared to $10.2 million in Q3 2024)
●	Net earnings: $6.6 million (down 18% from $8.1 million in Q3 2024)
●	Diluted earnings per share: $0.69 (down from $0.84 in Q3 2024)

North American Wholesale Segment

Wholesale net sales were $60.2 million for the quarter, down 2% from $61.1 million in the third quarter of 2024. Sales volumes were down 7% for the quarter, but selling price increases instituted on July 1, 2025, helped mitigate the impact of the volume decline. The volume decline was primarily due to reduced business with a large customer who failed to timely adopt our new pricing structure, resulting in order cancellations during the period. These cancellations adversely affected all our major brands’ sales performance for the quarter.

At the brand level, Florsheim posted an 8% sales increase for the quarter, driven by favorable pricing. Florsheim’s sales volumes were flat for the quarter, as its growth in the dress shoe category helped sustain volume levels. BOGS sales were down 17% for the quarter due to a reduction in pairs shipped, a reflection of continued softness in the seasonal footwear category. Stacy Adams’ sales were down 5% for the quarter, driven by lower sales volumes. Nunn Bush sales were up 1% for the period, as selling price increases more than offset the brand’s decline in volume.

Wholesale gross earnings as a percentage of net sales were 35.7% and 40.1% in the third quarters of 2025 and 2024, respectively. Gross margins for the quarter were negatively impacted by incremental tariffs, discussed below. Although selling price increases helped mitigate the effect of these tariffs, they did not fully offset the resulting costs, leading to margin erosion for the period. Wholesale selling and administrative expenses totaled $14.0 million for the quarter and $15.1 million last year. The decrease was primarily due to lower employee costs. As a percentage of net sales, wholesale selling and administrative expenses were 23% and 25% in the third quarters of 2025 and 2024, respectively. Wholesale operating earnings totaled $7.5 million for the quarter, down 20% from $9.4 million in 2024, due to lower sales volumes and margin erosion.

Incremental Tariffs

In early 2025, the U.S. government enacted reciprocal and retaliatory tariffs (“incremental tariffs”) on goods imported into the United States. The incremental tariff on goods sourced from China, where the majority of our products originate, remained at 30% throughout the third quarter of 2025. This tariff rate has been set to be re-evaluated on or before November 10, 2025. The U.S. and China recently engaged in high-level trade talks, and in late October reached a tentative framework agreement which, among other things, contemplates a reduction in U.S. tariffs on certain Chinese goods. As a result of this agreement, the previously scheduled tariff re-evaluation remains subject to change and the ultimate tariff rate remains uncertain. The incremental tariffs on goods we source from other countries, excluding China, ranged from 10% to 50% throughout the third quarter of 2025.  U.S. trade and tariff policies currently remain fluid and unpredictable, and the specific tariff rates applicable to goods imported by our company continue to evolve. As such, there is significant ongoing uncertainty regarding the potential near-term impact of incremental tariffs on our gross margins. We have implemented various mitigation strategies, and remain committed to adopting further strategies, as needed, in response to future policy developments.

Forsake

During the third quarter of 2025, we made the strategic decision to wind down operations of the Forsake brand, due to its sustained lack of growth and profitability. The closure of this brand is not expected to have a material impact on our consolidated financial statements.

North American Retail Segment

Net sales in our retail segment, which were generated mainly through our e-commerce websites, totaled $7.0 million for the quarter, down 4% from $7.2 million in 2024. The decline was primarily due to softer demand on our Florsheim and Stacy Adams websites, amid the tepid retail environment. Although we implemented selling price increases, heightened price sensitivity among consumers contributed to a shift in purchasing behavior toward lower-price alternatives, both on our websites and on other, more promotional websites.

Retail gross earnings as a percentage of net sales were 66.4% and 66.9% in the third quarters of 2025 and 2024, respectively. Retail operating earnings totaled $0.6 million for the quarter and $0.8 million in last year’s third quarter. The decrease was primarily due to lower sales volumes.

Other Operations

Other operations consist of our retail and wholesale businesses primarily based in Australia, with a limited presence in South Africa (collectively, “Florsheim Australia”). Net sales of Florsheim Australia remained flat at $6.0 million in both the third quarters of 2025 and 2024. In local currency, Florsheim Australia’s net sales were up 2% for the quarter, driven by growth in its retail businesses. Florsheim Australia’s gross earnings as a percentage of net sales were 61.0% and 59.2% in the third quarters of 2025 and 2024, respectively.  Florsheim Australia generated operating losses totaling $0.1 million for the quarter and breakeven results for the third quarter of last year.

“Sales for the quarter declined modestly, primarily due to a pricing issue with a large wholesale customer partially offset by the impact of planned price increases,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Despite price increases, our margins compressed due to the costly imposition of incremental tariffs. The volatile tariff environment has also introduced short-term disruptions within our supply chain, and we are actively pursuing long-term mitigation strategies to overcome these challenges. These strategies include shifting our sourcing in alignment with evolving tariff policies, optimizing our pricing structure, and enhancing operational efficiencies. We remain confident that these efforts will strengthen our resilience and position the company for sustained profitability.”

Dividend Declarations

On November 4, 2025, our Board of Directors declared a regular quarterly cash dividend of $0.27 per share to all shareholders of record on November 17, 2025, payable January 9, 2026. Additionally, as announced in a separate news release, on November 4, 2025, our Board of Directors declared a special cash dividend of $2.00 per share to all shareholders of record on November 17, 2025, payable January 9, 2026.

“We are pleased to announce this return of capital to shareholders,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Over the past few years, we have built up cash in excess of what we need to fund operations and capital expenditures.  Looking to the future, we anticipate that our strong balance sheet and liquidity will allow us to fund organic growth and pursue future strategic opportunities as they arise.  Therefore, we are returning capital to our shareholders in the form of a special cash dividend alongside our regular quarterly dividend.”

Conference Call Details

Weyco Group will host a conference call on November 5, 2025, at 11:00 a.m. Eastern Time to discuss the third quarter 2025 financial results in more detail.  To participate in the call, please dial 1-888-596-4144 or 1-646-968-2525, using passcode 6441034# at least fifteen minutes before the start of the call. There is no pre-registration link for the call this quarter.

A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/abobbfd4. Alternatively, the replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, and BOGS. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2025, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2025	2024

	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$72,915	$70,963
Marketable securities, at amortized cost	747	852
Accounts receivable, net	46,444	37,464
Income tax receivable	1,676	1,086
Inventories	67,178	74,012
Prefunded dividend	—	21,579
Prepaid expenses and other current assets	2,214	3,435
Total current assets	191,174	209,391

Marketable securities, at amortized cost	4,885	5,529
Deferred income tax benefits	—	1,037
Property, plant and equipment, net	27,334	28,180
Operating lease right-of-use assets	10,905	10,504
Goodwill	12,317	12,317
Trademarks	32,868	32,868
Other assets	24,561	24,260
Total assets	$304,044	$324,086

LIABILITIES AND EQUITY:
Accounts payable	$7,697	$8,378
Dividend payable	—	21,579
Operating lease liabilities	4,550	4,033
Accrued liabilities	8,934	13,273
Total current liabilities	21,181	47,263

Deferred income tax liabilities	14,416	13,922
Long-term pension liability	9,736	9,888
Operating lease liabilities	6,939	7,034
Other long-term liabilities	445	394
Total liabilities	52,717	78,501

Common stock	9,566	9,643
Capital in excess of par value	73,535	72,577
Reinvested earnings	184,064	181,299
Accumulated other comprehensive loss	(15,838)	(17,934)
Total equity	251,327	245,585
Total liabilities and equity	$304,044	$324,086

WEYCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(In thousands, except per share amounts)

Net sales	$73,121	$74,329	$199,372	$209,819
Cost of sales	43,333	41,427	113,986	116,818
Gross earnings	29,788	32,902	85,386	93,001

Selling and administrative expenses	21,733	22,739	66,407	67,926
Earnings from operations	8,055	10,163	18,979	25,075

Interest income	828	894	2,247	2,763
Interest expense	—	(15)	(2)	(15)
Other income (expense), net	57	(185)	(129)	(423)

Earnings before provision for income taxes	8,940	10,857	21,095	27,400

Provision for income taxes	2,354	2,794	6,710	7,080

Net earnings	$6,586	$8,063	$14,385	$20,320

Weighted average shares outstanding
Basic	9,445	9,439	9,488	9,435
Diluted	9,535	9,599	9,585	9,576

Earnings per share
Basic	$0.70	$0.85	$1.52	$2.15
Diluted	$0.69	$0.84	$1.50	$2.12

Cash dividends declared (per share)	$0.27	$0.26	$0.80	$0.77

WEYCO GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2025	2024

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$14,385	$20,320
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,860	1,848
Amortization	197	199
Bad debt expense	167	19
Deferred income taxes	1,531	(351)
Net foreign currency transaction losses	59	79
Share-based compensation expense	1,246	1,086
Pension expense	218	693
Loss on disposal of fixed assets	17	34
Increase in cash surrender value of life insurance	(350)	(315)
Changes in operating assets and liabilities -
Accounts receivable	(9,113)	(7,534)
Inventories	6,803	2,728
Prepaid expenses and other assets	1,039	3,277
Accounts payable	(654)	(2,792)
Accrued liabilities and other	(3,567)	(2,937)
Accrued income taxes	(591)	940
Net cash provided by operating activities	13,247	17,294

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of marketable securities	370	215
Proceeds from sale of marketable securities	384	—
Purchases of property, plant and equipment	(890)	(900)
Net cash used for investing activities	(136)	(685)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,731)	(9,614)
Shares purchased and retired	(4,065)	(567)
Taxes paid related to the net share settlement of equity awards	(228)	(4)
Net cash used for financing activities	(12,024)	(10,185)

Effect of exchange rate changes on cash and cash equivalents	865	(281)

Net increase in cash and cash equivalents	$1,952	$6,143

CASH AND CASH EQUIVALENTS at beginning of period	70,963	69,312

CASH AND CASH EQUIVALENTS at end of period	$72,915	$75,455

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$5,768	$6,251
Interest paid	$1	$15

NON-CASH FINANCING ACTIVITY:
Settlement of dividend payable with prefunded dividend	$21,579	$—